Exhibit 10.1

Summary of Executive Compensation

The following is a summary of the compensation of Adept's executive officers for fiscal 2008.

Current Executive Officers	Annual Base Salary		Bonus Plan Target Compensation (aggregated basis)	Bonus Plan Range of Compensation (aggregated basis	Other Annual Compensation
John Dulchinos President and Chief Executive Officer		$285,000	50%(1)	25-100%(2)	Group term life insurance excess premiums

Lisa M. Cummins Vice President of Finance and Chief Financial Officer		$220,000	40%(1)	20-80%(2)	Group term life insurance excess premiums

Gordon Deans Vice President, Business Development and General Manager - Canada	CDN$	238,000	25%(1)	12.5-50%(2)	Life and disability insurance

Joachim Melis Vice President of Worldwide Sales	EUR	140,000	0.50-1.5 % of revenue (1)	Median 0.17%	Group term life insurance excess premiums

Dave Pap Rocki Chief Technology Officer		$197,300	25%(1)	12.5-50%(2)	Group term life insurance excess premiums

(1)
All non-sales executive officers may earn a percentage of base salary in cash bonus payments and grants of restricted stock as determined pursuant to Adept’s Fiscal 2009  Executive Bonus Plan, upon attainment of certain corporate targets specified therein, subject to approval and discretion of the Compensation Committee of the Board.  Mr. Melis is not eligible for cash performance bonuses under the 2009 Executive Bonus Plan bonus component but is eligible to receive commission payments based on individual performance against specific revenue targets. This discussion does not include any option grant compensation.  The percentage noted cites the amount of compensation with may be earned upon the Company performing at plan.

(2)
Reflects the anticipated range in amount of bonus as a percentage of salary which may be payable upon attainment of certain operating income and revenue amounts for fiscal 2009 at a threshold basis, plan to overachieve basis.  All awards are subject to Compensation Committee determination and discretion.

 Mr. Joachim Melis, Adept's Vice President, Worldwide Sales, may receive quarterly commissions in cash under the Plan based on Adept's consolidated revenue for each fiscal quarter in the year ended June 30, 2009.  The Plan provides for sliding scale commissions ranging from 0.5% to 1.5% of Adept's revenue.